Exhibit 99.1

For Information: Scott Lamb
Telephone: (713) 775-2742	June 29, 2005

KAISER ALUMINUM FILES PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

     FOOTHILL RANCH, California, June 29, 2005 — Kaiser Aluminum Corporation announced today that it, together with Kaiser Aluminum & Chemical Corporation and 19 of their subsidiaries, filed a plan of reorganization and a related disclosure statement in the U.S. Bankruptcy Court for the District of Delaware.

     The disclosure statement is subject to approval by the Bankruptcy Court, and certain provisions of the plan regarding the treatment of asbestos and other personal injury claims remain under negotiation. In addition, the plan must be voted upon by Kaiser’s creditors and ultimately confirmed by the Bankruptcy Court. Once the disclosure statement is approved by the Bankruptcy Court, the company will commence solicitation of approval of the plan by the creditors. No assurance can be given that the plan will ultimately receive the necessary approvals by creditors or be confirmed by the Bankruptcy Court, or that the transactions contemplated by the plan will ultimately be consummated.

     Based on the recent pace of the reorganization process and assuming there are no prolonged delays in the plan approval process, the company would expect to emerge from Chapter 11 during the fourth quarter of 2005.

     Consistent with disclosures in Kaiser’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly report on Form 10-Q for the period ended March 31, 2005, the company’s restructuring would resolve pre-petition claims that are currently subject to compromise. Those claims include, among others, retiree medical, pension, asbestos, and other tort, bond, and note claims. The plan would also result in the cancellation of the equity interests of current stockholders and the distribution of equity in the emerging company to creditor constituents. The majority of the new equity would be distributed to two voluntary employee benefit associations that were created in 2004 for salaried and hourly retirees in connection with the cancellation of retiree medical plans. All pre-petition personal injury claims relating to asbestos, silica, coal tar pitch, and hearing loss would be permanently resolved by the formation of certain trusts funded primarily by Kaiser’s rights to proceeds from certain of its insurance policies.

     Complete details are included in the plan and disclosure statement, which the company is filing with the U.S. Securities and Exchange Commission as attachments to a Form 8-K. The company also has posted the documents in the “Restructuring” section of its web site at www.kaiseraluminum.com.

     Kaiser Aluminum President and Chief Executive Officer Jack A. Hockema said, “In February of 2002, we said that Chapter 11 would provide us with the tools we needed to restructure our balance sheet and return to sustained long-term profitability. The plan we filed today provides those tools. We are now well on our way to completing our goal of emerging with a solid financial position, a strong balance sheet, and the capability to grow in our key transportation and industrial markets.”

     Hockema said, “None of this would have been possible without the employees, customers, suppliers, and other supporters who stuck with us through this period, and we thank them. Our job now is to complete the reorganization and drive this company to its full potential in terms of customer service, quality, product development, and financial performance.”

     Kaiser Aluminum Corporation (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, automotive, and custom industrial applications. The company has more than 2,000 employees and 11 plants in North America having the capacity to produce more than 400 million pounds annually of value-added sheet, plate, extrusions, forgings, rod, bar, and tube. Upon emergence, the company also expects to continue to own its 49% interest in Anglesey Aluminium Limited, which operates an aluminum smelter in Wales.

F-1021

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation information regarding the future economic performance and financial condition of Kaiser, the status and progress of the company’s reorganization, the plans and objectives of the company’s management and the company’ assumptions regarding such performance and plans, are forward-looking in nature. Kaiser cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to: obtaining approval of the disclosure statement by the Bankruptcy Court; obtaining requisite approval of the plan by creditors; obtaining confirmation of the plan by the Bankruptcy Court and thereafter consummating the plan; competition in the industry in which Kaiser operates; the loss of Kaiser’s customers or changes in the business or financial condition of such customers; conditions in the markets in which Kaiser operates; economic, regulatory and political factors in the foreign countries in which Kaiser operates, services customers or purchases raw materials; unplanned business interruptions; increases in the cost of raw materials Kaiser uses; rising energy costs; Kaiser’s hedging program; expiration of the power agreement of Anglesey; Kaiser’s loss of key personnel or inability to attract such personnel; employee relations; pending asbestos-related legislation; Kaiser’s compliance with health and safety, environmental and other legal regimes; environmental and other legal proceedings or investigations affecting Kaiser; Kaiser’s ability to implement new technology initiatives; Kaiser’s ability to protect proprietary rights to technology; and other risks described in the disclosure statement, a copy of which will be posted on the company’s website. No assurance can be given as to whether or when Kaiser’s plan of reorganization will be consummated or, if and when it does become effective, as to the actual amounts that will ultimately be distributed thereunder to Kaiser’s creditors.